EXHIBIT 99.1

May 29, 2014

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:	Oasmia Pharmaceutical AB — Registration Statement on Form F-1
Request for Waiver and Representation under Item 8.A.4 of Form 20-F

Dear Sir/Madam,

On behalf of our client, Oasmia Pharmaceutical AB, a foreign private issuer organized under the laws of Sweden (the “Company”), and in connection with a proposed initial public offering of the Company’s ordinary shares to be represented by American Depositary Shares, we hereby respectfully request that the Securities and Exchange Commission (the “Commission”) waive the requirement of Item 8.A.4 of Form 20-F, which states that in the case of a company’s initial public offering (“IPO”) the Registration Statement on Form F-1 (the “Registration Statement”) must contain audited financial statements of a date not older than 12 months from the date of the offering unless a waiver is obtained. See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

The Company has included in the Registration Statement its audited consolidated financial statements as of the fiscal years ended April 30, 2013 and April 30, 2012, and unaudited interim consolidated financial statements for each of the six-month periods ended October 31, 2013 and October 31, 2012.

The Company is submitting this waiver request pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that the Commission will waive the 12-month age of financial statements requirement “in cases where the company is able to represent adequately to us that it is not required to comply with this requirement in any other jurisdiction outside the United States and that complying with this requirement is impracticable or involves undue hardship.” See also the 2004 release entitled International Reporting and Disclosure Issues in the Division of Corporation Finance (available on the Commission’s website at http://www.sec.gov/divisions/corpfin/internatl/cfirdissues1104.htm) by the staff of the Division of Corporation Finance (the “Staff”) at Section III.B.c, in which the Staff note that:

“the instruction indicates that the staff will waive the 12-month requirement where it is not applicable in the registrant’s other filing jurisdictions and is impracticable or involves undue hardship. As a result, we expect that the vast majority of IPOs will be subject only to the 15-month rule. The only times that we anticipate audited financial statements will be filed under the 12-month rule are when the registrant must comply with the rule in another jurisdiction, or when those audited financial statements are otherwise readily available.” (emphasis added)

In connection with this waiver request, we, as counsel to the Company, represent to the Commission that:

1.              The Company is not required by any jurisdiction outside the United States to prepare, and has not prepared, consolidated financial statements audited under any generally accepted auditing standards for any interim period.

2.              Compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company.

3.              The Company does not anticipate that its audited financial statements for the year ended April 30, 2014 will be available until July 2014.

4.              In no event will the Company seek effectiveness of its Registration Statement on Form F-1 if its audited financial statements are older than 15 months at the time of the offering.

The Company is filing this letter as an exhibit to the Registration Statement on Form F-1 pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Very truly yours,

/s/ Zukerman Gore Brandeis & Crossman LLP
Zukerman Gore Brandeis & Crossman LLP

cc:           Julian Aleksov, Chief Executive Officer, Oasmia Pharmaceutical AB